EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS
Columbia Strategic Allocation Series, Inc.
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposal(s) voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposals are set forth below. A vote is based on total dollar interest in the Fund.

Proposal 1. To elect directors to the Board.*

                                 DOLLARS VOTED       DOLLARS VOTED
                                     "FOR"            "WITHHOLD"     ABSTENTIONS   BROKER NON-VOTES
                              -------------------   --------------   -----------   ----------------
01. Kathleen Blatz             1,181,954,550.717    30,768,080.250      0.000           0.000
02. Edward J. Boudreau, Jr.    1,181,415,678.585    31,306,952.382      0.000           0.000
03. Pamela G. Carlton          1,181,925,830.687    30,796,800.279      0.000           0.000
04. William P. Carmichael      1,180,901,365.599    31,821,265.368      0.000           0.000
05. Patricia M. Flynn          1,182,213,865.792    30,508,765.175      0.000           0.000
06. William A. Hawkins         1,181,364,533.626    31,358,097.341      0.000           0.000
07. R. Glenn Hilliard          1,181,242,700.631    31,479,930.335      0.000           0.000
08. Stephen R. Lewis, Jr.      1,181,212,733.515    31,509,897.452      0.000           0.000
09. John F. Maher              1,181,730,181.611    30,992,449.356      0.000           0.000
10. John J. Nagorniak          1,181,232,629.658    31,490,001.308      0.000           0.000
11. Catherine James Paglia     1,181,693,066.975    31,029,563.992      0.000           0.000
12. Leroy C. Richie            1,181,066,470.622    31,656,160.345      0.000           0.000
13. Anthony M. Santomero       1,180,970,921.405    31,751,709.562      0.000           0.000
14. Minor M. Shaw              1,181,317,648.924    31,404,982.042      0.000           0.000
15. Alison Taunton-Rigby       1,181,346,956.540    31,375,674.427      0.000           0.000
16. William F. Truscott        1,181,356,148.515    31,366,482.452      0.000           0.000

Proposal 2. To approve a proposed amendment to the Articles of Incorporation or Declaration of Trust.*

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"     ABSTENTIONS    BROKER NON-VOTES
-------------------   -----------------------   --------------   ----------------
 1,156,735,921.453        28,609,193.957        27,377,439.277        56.220

* All dollars of RiverSource Strategic Allocation Series, Inc. are voted together as a single class for election of directors.

For Columbia Strategic Allocation Fund

Proposal 3. To approve a proposed Agreement and Plan of Redomiciling.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"     ABSTENTIONS    BROKER NON-VOTES
-------------------   -----------------------   --------------   ----------------
  657,525,500.575         24,978,389.905        28,013,626.845    180,827,986.860

Proposal 4. To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"     ABSTENTIONS    BROKER NON-VOTES
-------------------   -----------------------   --------------   ----------------
  654,333,151.773         29,129,924.270        27,054,441.282    180,827,986.860

For RiverSource Strategic Income Allocation Fund

Proposal 3. To approve an Agreement and Plan of Reorganization between RiverSource Strategic Income Allocation Fund and Columbia Strategic Income Fund.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"    ABSTENTIONS    BROKER NON-VOTES
-------------------   -----------------------   -------------   ----------------
  219,200,001.496          4,685,779.471        7,033,554.764    90,457,789.870